Unitrin Announces Definitive Agreement to Sell Unitrin Business Insurance to AmTrust

CHICAGO--(BUSINESS WIRE)-December 10, 2007--Unitrin, Inc. (NYSE:UTR) announced today that it has entered into a definitive agreement to sell its Unitrin Business Insurance unit ("UBI") to AmTrust Financial Services, Inc. ("AmTrust") in a cash transaction. Terms were not disclosed. Unitrin had previously announced in September an agreement in principle for the sale. AmTrust will acquire the renewal rights to the UBI book of business and certain legal entities and selected other assets and personnel that Unitrin currently employs to write its UBI business. Unitrin will retain pre-closing loss and loss adjustment reserves. The transaction is subject to approvals by insurance regulators and other customary closing conditions and is expected to close by the end of the first quarter of 2008.

Unitrin Business Insurance serves commercial customers in 30 states through a network of independent agents and had total premium revenues of approximately $165 million in 2006.

AmTrust, based in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability, extended service and warranty coverage.

Fox-Pitt Kelton Cochran Caronia Waller has served as Unitrin's financial advisor.

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance business are Kemper ® (1), Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health businesses bring a high level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

This release may contain information that includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements do not relate strictly to historical or current facts, but instead give expectations or forecasts of future events or the outcome of contingencies. Forward-looking statements are not guarantees of future performance and may turn out to be wrong, as they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that are difficult to predict; accordingly, the reader is cautioned not to place undue reliance on such statements, which speak only as of the date of this release. Unitrin assumes no obligation to publicly correct or update any forward-looking statement as a result of subsequent events or developments. The reader is advised to consult filings made by Unitrin with the Securities and Exchange Commission and Unitrin's website for further information on these subjects.

CONTACT:

Unitrin, Inc.

David F. Bengston, 312-661-4930

Investor.relations@unitrin.com

(1) Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermens Mutual Casualty Company, which is not affiliated with Unitrin.